EXHIBIT 24(b)18


KIEWIT MUTUAL FUND

Multiple Class Plan Pursuant to Rule 18f-3

I.	Introduction

	This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of Kiewit Mutual Fund (the
"Fund"), including a majority of the Trustees who are not interested persons of the Fund, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act").

	Rule 18f-3 requires that the Board of an investment company desiring to offer multiple classes of shares pursuant to said
Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges. The Plan provides a detailed statement of the differences between the Fund's two classes of shares.

	The Fund's Board of Trustees, including a majority of the non-interested Trustees, has determined that the Plan, including the allocation of expenses, is in the best interests of the Fund as a whole, each series of shares offered by the Fund (a "Portfolio") and each class of shares offered by a Portfolio.

II.	Elements of the Plan

	1.	Class Designation:  Each Portfolio's shares shall be
divided into K Class shares and S Class shares. The existing shares of each Portfolio of the Fund are to be redesignated as K
Class shares.

	2.	Differences in Availability:  S Class shares shall be
available to all investors and will be sold by Rodney Square
Distributors, Inc. (the "Distributor") and by banks, securities brokers or dealers and other financial institutions that have entered into a Selling Agreement with the Fund's Distributor. K
Class shares will be available only to existing K Class shareholders and to certain other investors.

	3.	Differences in Distribution Arrangements:  S Class
shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The Distribution Plan for S Class shares allows each Portfolio of the Fund to spend annually up to 0.25% of its average daily net assets attributable to S Class shares to reimburse the Distributor for distribution activities and expenses primarily intended to result in the sale of S Class shares.

	K Class shares shall not be subject to a Distribution Plan.

	4.	Differences in Shareholder Services:  Other than any
shareholder services that may be provided under the S Class shares' Distribution Plan, the services offered to shareholders of each Class shall be the same.

	5.	Expense Allocation.  The following expenses shall be
allocated on a Class-by-Class basis:

	(a)	fees under the Distribution Plan;

	(b)	transfer agency and other recordkeeping costs;

	(c)	Securities and Exchange Commission and blue sky
registration or qualification fees;

	(d)	printing and postage expenses related to printing and
distributing class specific materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class of shares;

	(e)	audit or accounting fees or expenses relating solely to
such class;

	(f)	the expenses of administrative personnel and services
as required to support the shareholders of such class;

	(g)	litigation or other legal expenses relating solely to
such class of shares;

	(h)	Trustees' fees and expenses incurred as a result of
issues relating solely to such class of shares; and

	(i)	other expenses subsequently identified and determined
to be properly allocated to such class of shares.

	6.	Conversion Features.  There shall be no automatic
conversion feature for either the K Class or S Class shares.

	7.	Exchange Privileges.  K Class shares shall be
exchangeable only for K Class shares of other Portfolios of the Fund. S Class shares shall be exchangeable only for S Class shares of other Portfolios of the Fund.

	8.	Voting and Other Rights.  Each class shall have:  (a)
exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as each other class.

Dated:	  February 19, 1997